Exhibit 10.1

[Pall Corporation Letterhead]

July 9, 2013

Ms. Ruby Chandy
25 Harbor Park Drive
Port Washington, NY 11050

     Re:     Letter Agreement Amendment

Dear Ruby:

As you know, Pall Corporation (the “Company”) entered into a letter agreement with you dated March 13, 2012 (the “Letter Agreement”) concerning the terms and conditions of your employment. The Company is pleased to inform you that it would like to amend the Letter Agreement to enhance and clarify your entitlement to severance.

Accordingly, effective as of July 30, 2013:

Paragraph 6 of the Letter Agreement is amended in its entirety to read as follows:

     6. Termination of Employment. In the event of an involuntary termination of your employment without “Cause” or your resignation for “Good Reason” (each as defined below), the Company will pay you severance in an amount equal to one time your annualized base salary plus your target bonus amount for the fiscal year in which your termination occurs (the “Salary Continuation Severance Amount”), in equal installments on a ratable basis in accordance with the Company’s normal payroll practices for a period of twelve (12) months, commencing immediately following your termination of employment. Actual Executive Incentive Bonus for the year in which you are involuntarily terminated without “Cause” pursuant to this Section 6 will be prorated, if applicable, in accordance with the Plan.

In the event of an involuntary termination of your employment without Cause or your resignation for Good Reason, upon or within twelve (12) months following a Change in Control, in lieu of the amount described above, the Company will pay you severance in an amount that is equal to two times the Salary Continuation Severance Amount, in equal installments on a ratable basis in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months, commencing immediately following your termination of employment.

In the event you voluntarily terminate your employment without Good Reason as defined above or in the event of an involuntary termination of your employment for Cause, no severance will be paid.

“Good Reason”, for purposes of this Agreement, shall mean, unless you have consented to such action in writing:

(i)	a material diminution of your responsibilities, position and/or title;

(ii)	a relocation of your principal business location to an area outside a 25 mile radius of its then previous location and which requires that you commute an additional distance of at least 20 miles more than you were required to commute immediately prior to the relocation; or

(iii)	a material reduction in your base salary or bonus opportunities;

provided, however, that (i) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by you to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Your right to resign from employment for a Good Reason event or condition shall be waived if you fail to resign within sixty (60) days following the last day of the Company’s cure period.

For purposes of this Paragraph 6, the terms “Cause” and “Change in Control” shall have the respective meanings assigned such terms under the Pall Corporation 2012 Stock Compensation Plan, or its successor.

The payments and benefits under this Paragraph 6 are subject to the condition that you have delivered to the Company an executed copy of a general release and a restrictive covenant agreement substantially in the form attached hereto as Exhibit A (with such changes as the Company may adopt for senior executives from time to time or as may be required under applicable law) and such release has become irrevocable. Notwithstanding any provision of the Agreement to the contrary, no installment of severance shall be paid prior to the sixtieth (60th) day following the date of your termination and any installments that otherwise would have been paid during such sixty day period shall be paid in a lump sum on the sixtieth (60th) day following your termination.

Subparagraph I is added to Paragraph 7 of the Letter Agreement to read as follows:

     I. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereto and shall in all respects be administered and interpreted in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment that are subject to Section 409A may only be made upon a separation from service (as determined under Section 409A). Each installment of any payments and benefits provided to you under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) will be treated as a separate “payment” for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. In the event you and the Company determine that the terms of this Agreement do not comply with Section 409A, we will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on you and the Company) within the time period permitted by Section 409A. In no event shall the Company be required to pay you any gross-up or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to you hereunder.

If you are a “specified employee” (as such term is defined in Section 409A) at the time of your separation from service, any payments under this Agreement that are subject to Section 409A and to which you would otherwise be entitled during the first six months following your “separation from service” and which are payable as a result of such “separation from service” shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death) (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you (or if you have died, to your Successor defined below), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. For purposes of the foregoing your “Successor” shall mean such payee or payees as you shall at any time designate by written notice to the Company or in your last will and testament or, if no such designation is made, then to the legal representatives of your estate.

In addition, you agree and acknowledge that the “Restrictive Covenant Period” and/or the “Non-Competition Period” in any Restrictive Covenant Agreement or Pall Corporation Employee Agreement (collectively the “RS Agreements”) you will sign or you have signed will in no event end prior to the date you stop receiving severance payments under this or the Letter Agreement, notwithstanding any language in the RS Agreements to the contrary.

Except as specifically provided herein to the contrary, the Letter Agreement will continue in full force and effect.

PALL CORPORATION

/s/ Roya Behnia
By: Roya Behnia

Date:	7/23/2013

/s/ Linda Villa
By: Linda Villa

Date:	7/23/2013

AGREED AND ACCEPTED

/s/ Ruby Chandy
RUBY CHANDY

Date:	7/18/2013